Exhibit 23.12

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Southern Community Financial Corporation

Winston-Salem, North Carolina

We consent to the inclusion in this Amendment No. 4 to this Registration Statement on Form S-4 of Capital Bank Financial Corp., related to its merger with Green Bankshares, Inc., of our report dated March 23, 2012, with respect to the consolidated statements of financial condition of Southern Community Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

August 24, 2012